Exhibit (e)(ii)
AMENDMENT TO
DISTRIBUTION AGREEMENT
     THIS AMENDMENT, dated as of the 15th day of August, 2005, by and between Hotchkis and Wiley Funds, a Delaware statutory trust (“Trust”), Hotchkis and Wiley Capital Management, LLC, a Delaware limited liability company (“Adviser”) and Quasar Distributors, LLC (“Quasar”), as parties to the Distribution Agreement dated February 18th, 2005 (the “Agreement”).
     WHEREAS, the parties to the Agreement desire to further amend the Agreement in the manner set forth herein;
     NOW THEREFORE, pursuant to section 10(B) of the Agreement, the parties hereby amend the Agreement as follows:
Effective as of July 1, 2005, Exhibit B of the Agreement shall be amended and replaced in its entirety by the Amended Exhibit B (“Amended Exhibit B”) attached herein.
The Agreement, as amended, shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

HOTCHKIS AND WILEY FUNDS		QUASAR DISTRIBUTORS, LLC

By:	/s/ Nancy D. Celick	By:	/s/ James R. Schoenike

	Nancy D. Celick		James R. Schoenike
Title: President		Title: President

HOTCHKIS AND WILEY CAPITAL
MANAGEMENT, LLC
By:	/s/ Nancy D. Celick

Nancy D. Celick
Title: Chief Operating Officer

Amended Exhibit B
to the
Distribution Agreement
QUASAR DISTRIBUTORS, LLC
REGULATORY DISTRIBUTION SERVICES
ANNUAL FEE SCHEDULE
Hotchkis & Wiley
Commissions
•	Commissions on sales of Fund shares
Basic Distribution Services
•	1/4 bp fee with a maximum annual cap of: $200,000, all funds and classes. (monthly cap of $200,000 divided by 12 months)
Advertising Compliance Review/NASD Filings
•	Basic distribution service includes NASD filing fees, as follows:
•	$100 per job for the first 10 pages (minutes if tape or video); $20 per page (minute if tape or video) thereafter.
•	NASD Expedited Service for 3 Day Turnaround

$500 for the first 10 pages (minutes if audio or video); $25 per page (minute if audio or video) thereafter.

(Comments are faxed. NASD may not accept expedited request.)
•	Non-NASD filed materials, (e.g. Broker Use Only Materials, Institutional, Correspondence)

No Charge.
NASD Licensing of Investment Advisor’s Staff (if desired) as Broker/Dealer representatives
•	First 25 Registered Representatives (“RRs”), Supervision fee: No charge.
•	$1500 per year per RR for more than 25 RRs, thereafter.
•	Quasar is limited to these licenses for sponsorship: Series, 6, 7, 24, 26, 27, 63, 66
•	Plus all associated NASD and State fees for RRs, including license and renewal fees (see fee schedule).
•	Client to provide properly registered supervisors according to NASD regulation and Quasar procedure.
Out-of-Pocket Expenses (if applicable)*
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation:
•	typesetting, printing and distribution of Prospectuses and shareholder reports
•	production, printing, distribution and placement of advertising and sales literature and materials
•	engagement of designers, free-lance writers and public relations firms
•	long-distance telephone lines, services and charges
•	postage
•	overnight delivery charges
•	NASD registration and filing fees
(NASD advertising filing fees are included in Advertising Compliance Review section above)
•	record retention
•	travel, lodging and meals
Fees are billed monthly.